UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2005

Intellisync Corporation

(Exact name of registrant as specified in its charter)

0-21709

(Commission File Number)

Delaware	77-0349154
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2550 North First Street, San Jose, California 95131

(Address of principal executive offices, including zip code)

(408) 321-7650

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 24, 2005, following a recommendation by its compensation committee, the registrant’s board of directors (the “Board”) approved the matters set forth herein.

(a) Non-employee members of the Board. The Board approved Compensation for Board Service and Change of Control Agreements for Richard Arnold, Keith Cornell and Terrence Valeski (the “New Board Agreements”) and amended the Compensation for Board Service and Change of Control Agreements with Mike Clair and Kirsten Berg-Painter (the “Amended Board Agreements” and, collectively with the New Board Agreements, the “Board Agreements”). The Board Agreements provide for the full acceleration of vesting of any options upon a change of control of the registrant. The Board Agreements provide for compensation for service on the Board by non-employee:

(i) Annual retainer $20,000;

(ii) Additional retainer for service as chairman: chairman of the Board $15,000, chairman of the audit committee $20,000, chairman of compensation committee $7,500, chairman of nomination and governance committee $7,500 and chairman of the special strategy committee $20,000;

(iii) Additional retainer for serving on the following committees (other than as chairman): audit committee $7,500, compensation committee $5,000, nomination and governance committee $5,000, and special strategy committee $10,000;

(iv) Payments for attendance at regularly scheduled meetings of the Board: $1,000 in person and $500 by telephone;

(v) Payments for attendance at meetings of the special strategy committee, compensation committee or nominating and governance committee by the chairman of such committee: $1,000 in person and $500 by telephone;

(vi) Payments for attendance at meetings of the special strategy committee, compensation committee or nominating and governance committee by a non-chairman of such committee: $750 in person and $500 by telephone;

(vii) Payments for attendance at meetings of the audit committee by the chairman: $1,500 in person and $750 by telephone; and

(viii) Payments for attendance at meetings of the audit committee by a non-chairman of the committee: $1,000 in person and $500 by telephone.

(b) Executive officer bonus plan. The Board approved a change to the criteria for achievement of the executive officer bonuses. Executive officer bonuses for fiscal year 2006 will be paid based upon achievement of gross revenue and operating profit metrics as determined by the compensation committee.

(c) Woodson Hobbs Employment Agreement. The Board approved an amendment to the Employment Agreement dated as of June 14, 2002 between the registrant and Mr. Hobbs. In exchange for Mr. Hobbs’ execution of a full release, if Mr. Hobbs is terminated by the registrant for any reason other than cause, he will be entitled to receive six months of continued salary and six months of COBRA payments.

(d) Clyde Foster Change of Control Agreement. The Board approved terminating the Change of Control Agreement dated October 20, 2003 with Mr. Foster and entering into a new agreement, which differs from the prior agreement as follows: (i) upon a change of control of the registrant, Mr. Foster will receive eighteen months accelerated vesting of his regular options and one hundred percent vesting of all performance options and (ii) in the event he is terminated without cause within one year following a change of control of the registrant, Mr. Foster will be entitled to receive one hundred percent vesting of any options outstanding at the time of termination.

(e) Rip Gerber Change of Control Agreement. The Board approved a Change of Control Agreement with Mr. Gerber, which supersedes certain provisions of his offer letter as follows: (i) Mr. Gerber will receive twelve month acceleration of all options upon the change of control of the registrant, (ii) if Mr. Gerber is terminated without cause he will be entitled to receive six months continued salary and COBRA payments and (iii) in the event he is terminated without cause within twelve months following a change of control of the registrant he will be entitled to receive one hundred percent vesting of any options outstanding at the time of termination.

(f) Keith Kitchen Amendment to Change of Control Agreement. The Board approved an amendment to Mr. Kitchen’s Change of Control Agreement with the registrant dated October 20, 2003 to add the same terms identified under Mr. Gerber’s amendment above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2005	INTELLISYNC CORPORATION

	By:	/s/ J. KEITH KITCHEN

J. Keith Kitchen
Chief Financial Officer
(Principal Financial and Accounting Officer)